EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duke Realty Corporation:
We consent to the incorporation by reference in the registration statements No. 333-212715, No. 333-203744, No. 333-85009, No. 333-59138, No. 333-50081, No. 333-39498, No. 333-35008, No. 333-24289, No. 333-26833, No. 033-64659, No. 333-128132, No. 333-66919, No. 333-82063, No. 333-51344, No. 333-108556 and No. 333-70678 on Form S-3, No. 333-77645 on Form S-4 and No. 333-39965, No. 033-55727, No. 333-124364, No. 333-35162, No. 333-113907, No. 333-128133, No. 333-160960, No. 333-185583 and No. 333-205981 on Form S-8 of Duke Realty Corporation of our report dated February 17, 2017, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 combined annual report on Form 10-K of Duke Realty Corporation and Duke Realty Limited Partnership. Our report refers to a change in the method of accounting for discontinued operations in 2014 due to the adoption of FASB ASU No. 2014-8, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

Indianapolis, Indiana
February 17, 2017